Exhibit 99.1

July 7, 1999

                        COMARCO ANNOUNCES PLAN TO ENHANCE
                     SHAREHOLDER VALUE; TO BECOME PURE PLAY
                     WIRELESS COMMUNICATIONS PRODUCT COMPANY

          SELECTS QUARTERDECK INVESTMENT PARTNERS TO SELL NON-WIRELESS
                               SERVICES BUSINESSES

Santa Ana, California (July 7, 1999) - COMARCO, Inc. (NASDAQ: CMRO) today announced plans aimed at strengthening the Company's focus in the wireless communications sector. COMARCO has retained Quarterdeck Investment Partners, Inc. as its financial advisor to sell the Company's engineering and information technology, management and staffing services business. These non-wireless business units had revenues of $58 million in the company's latest fiscal year. COMARCO will use the proceeds from any sale to invest in growth initiatives for its core wireless communications business.

Don M. Bailey, Chairman and Chief Executive Officer of COMARCO, stated, "Our high-growth wireless communications business represents the cornerstone of the Company's future. We believe this decision to heighten our competitiveness in our most dynamic business segment will create a stronger, more streamlined company. As a pure play wireless communications company, COMARCO will be well positioned to capitalize on the tremendous growth potential in that sector.

"We selected Quarterdeck for this critical assignment because they are the leading investment bank in the merger, acquisition and divestiture market for government professional services and information technology businesses. They have been involved in more than 20 transactions of this nature in the last year," concluded Mr. Bailey.

Jon Kutler, President of Quarterdeck, commented, "The financial community has consistently placed a premium on companies with a well defined business strategy. COMARCO has already established an excellent track record of growth in the wireless communications industry. By capitalizing on the attractive market window that exists for its services business and positioning itself as a focused growth company in the dynamic wireless communications sector, COMARCO stands to reap significant rewards for its shareholders."

A California corporation whose common stock has been publicly traded since 1971, COMARCO provides wireless communications products, as well as engineering and information technology, management and staffing services, to the public and private sectors. With nearly 800 employees in 15 states and 4 foreign countries, COMARCO generated $92 million in revenues for the fiscal year ended January 31, 1999.

Quarterdeck, a leading international investment banking firm with offices in Washington, DC and Los Angeles, focuses exclusively on servicing clients in the aerospace, defense, government services, and information technology industries.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors such as the level of sales of the company's wireless communications products, timely and cost-effective product development, foreign marketing, the level of competition for the company's products and services, the company's ability to meet contractual commitments with its customers, and the ability to meet the technical requirements of its customers. Investors are also directed to consider a more detailed description of risks and uncertainties facing the company discussed in documents filed by the company with the SEC.


For further information contact Don Bailey at (714) 796-1800 or the Shareholder Information Office at (714) 796-1818. Our web sites can be found at www.cmro.com or www.comarco.com .

To contact Quarterdeck Investment Partners, call Jon Kutler or John Allen at 310-788-5573.